U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                                 Amendment No. 1
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                               MEDIAX CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                                     Nevada
         (State or Other Jurisdiction of incorporation or organization)

                                   84-1107138
                     (I.R.S. Employer Identification Number)

        8522 National Boulevard, Suite 110, Culver City, California 90232
                                 (310) 815-8002
                    (Address of Principal Executive Offices,
                    Including Zip Code and Telephone Number)

                            Nancy Poertner, President
                               MediaX Corporation
                       8522 National Boulevard, Suite 110,
                          Culver City, California 90232
                                 (310) 815-8002
                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                                    Copy to:
                                 Richard O. Weed
                                  Archer & Weed
                         4695 MacArthur Court, Suite 530
                             Newport Beach, CA 92660
                                 (949) 475-9086

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

                                                              [MEDIAX\FORM S3]-8

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


CALCULATION OF REGISTRATION FEE

                                               Proposed            Proposed
Title of each class         Amount to          maximum             maximum               Amount of
of securities to be         be                 offering price      aggregate             registration
registered                  registered         per unit            offering price        Fee
-------------------         ----------         --------------      --------------        -------------

$.0001 par value            55,000             $5.31(1)            $292,050              $81.19
common stock


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of MediaX's common stock on OTC Bulletin Board on May 26, 1999.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                                                              [MEDIAX\FORM S3]-8

The Registrant may amend this registration statement. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                          55,000 Shares of Common Stock

                               MediaX CORPORATION

This prospectus relates to the public offering, which is not being underwritten, of 55,000 shares of common stock, par value $.0001 per share ("Common Stock") which is held by the selling stockholders (the "Selling Stockholders") of MediaX Corporation, a Nevada corporation (the "Registrant" or the "Company"). The Selling Stockholders may offer their shares of common stock through public or private transactions, on or off the NASDAQ OTC:BB, at prevailing market prices, or at privately negotiated prices. The Company will not receive any of the proceeds from the sale of the shares of the Common Stock by the Selling Stockholders.

The Company's Common Stock is traded on NASDAQ OTC:BB, under symbol "MXMX." On May 26, 1999, the last reported sale price for the common stock was $5.31 per share.

You should carefully consider the risk factors beginning on page 6 of this prospectus before purchasing any of the Common Stock offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 27, 1999.

                                                              [MEDIAX\FORM S3]-8

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

                                   THE COMPANY

                                     GENERAL

         MediaX Corporation (the "Registrant" or the "Company") was incorporated under the laws of the State of Colorado on August 15, 1986 under the name Fata Morgana, Inc. On September 15, 1988, the Company changed its name to Edinburgh Capital, Inc. On May 13, 1994, the Company merged into Edinburgh Capital, Inc. (a Nevada corporation) in order to change its state of domicile to Nevada.

         The Company was originally formed for the primary purpose of seeking out acquisitions of properties, businesses, or merger candidates, without limitation as to the nature of the business operations or geographic area of the acquisition candidate. From inception through the date of completion of its initial public offering of securities, the Company's activities were directed toward the acquisition of operating capital.

         The Company completed its initial public offering in October, 1989, receiving net proceeds of approximately $245,000 from the sale of 30,000 Units (each Unit consisting of 1,000 shares of the Company's no par value common stock, and 100 common stock purchaser warrants exercisable at $.02) at $10 per unit. The warrants expired in 1992.

         During April 1994, the Company effected a 1 for 300 reverse stock split and on February 23, 1996, the Company effected a 3.13 for 1 forward stock split.

         On February 23, 1996, the name of the Company was changed to Zeitgeist Werks, Inc. On February 24, 1996, the Company acquired all of the issued and outstanding shares of Zeitgeist, Inc., a Nevada corporation, in exchange for 1,250,000 shares of its common stock.

         On June 27, 1996, MediaX, a California corporation, was merged into Zeitgeist, Inc., and the Company issued 203,750 shares of its common stock to the former shareholders of MediaX. On August 16, 1996 the Company changed its name to MediaX Corporation.

         During November 1998, the Company effected a 1 for 10 reverse stock split. All financial information and share data in the remainder of this prospectus give retroactive effect to the reverse stock split (including the two aforementioned stock splits).

DESCRIPTION OF BUSINESS

         As a result of the Company's acquisition of all of the issued and outstanding shares of Zeitgeist, Inc. and MediaX, Inc., the Company now has a new management and a new business plan. The Company will operate primarily in e-commerce, multimedia services and product development. It has obtained rights to intellectual properties, and produces and publishes multimedia software and content mainly for the Internet and for Satellite broadcasting channels. The

                                                              [MEDIAX\FORM S3]-8

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

Company intends to maintain strict control of both quality and costs and to retain profit margins that are traditionally dispersed across many small companies, by taking a comprehensive approach to production and electronic distribution of its products.

         Management believes that due to the varied and extensive expertise of its President, Executive Vice President and outside director in the areas of: artist and record company management, film production, software development and distribution and proprietary technology development, the Company will bridge the entertainment and technology markets and enter into the Internet e-commerce market.

PRINCIPAL PRODUCTS AND SERVICES

         New Products and Services
         The Company designs and hosts high-value celebrity web sites such as rodstewartlive.com and divinemusik.com and others. The web site entertainment content includes live-chats, on-line shopping for artist specific merchandise and the production of Internet events such as live concerts that are globally broadcast on the Internet. The Company has established affiliate relationships with companies like Broadcast.com, AOL, Yahoo! and others for this purpose. In February 1999, the Company initiated amuZnet.com, an e-commerce site offering more than 260,000 entertainment titles on CDS, DVDs and Videos by major record labels and studios and over 4,000 independent music labels for purchase on-line. The Company purposely directs the high-traffic generated by the celebrity web sites through amuZnet.com with a simple link. This site is constantly updated and developed into a "destination site" serving increasing revenue streams through its e- commerce model.

         The Company plans to provide the same services on an interactive satellite channel, which will be launched late summer 1999. Contracts are signed with EchoStar, one of the largest satellite providers, to implement this model for interactive satellite distribution.

         Historical Products and Services
         The Company has developed, produced and marketed software products for the information entertainment and development tool sector of the software industry in the form of software distributed on floppy disks and CD-ROM. Three released CD-ROM products are "On the Road with BB King, "Queensryche's Promised Land" and "Peter Norton - PC Guru" distributed by MCA, EMI Records and the Company, respectively.

         The Company was selected by Apple Computer to produce the Welcome Experience for their limited edition Twentieth Anniversary Macintosh which was introduced on March 19, 1997.
 The multimedia presentation featured leading-edge animation, digital video, interactive 3D graphics, original soundtrack and theater quality audio which highlighted Macintosh's extreme multimedia capabilities.

         In December 1997, the Company released and distributed "Peter Norton - PC Guru."

                                                              [MEDIAX\FORM S3]-8

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

During the fourth quarter of 1998, it was determined that this product would not gain significant additional sales beyond 1998; therefore, the Company has ceased distribution of the product.

         The "Big Brother" project, based on George Orwell's novel "1984", is currently in the final stages of production. The Company obtained production and exclusive publishing rights during December 1996 from Newspeak Media, Inc. The Company is in discussions with several leading publishers regarding the licensing of the product and hopes to conclude an agreement within the calendar year.

RISK FACTORS

         Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. If any of the following risks actually occur, they could adversely effect the Company's business, financial condition or results of operations. In such case, the trading price of the Company's common stock could decline and you may lose all or part of your investment.

         LIMITED OPERATING HISTORY; HISTORY OF LOSSES AND EXPECTATION OF FUTURE LOSSES. MediaX was formed in 1996, and began selling software products in 1997 and music related products through e-commerce in February 1999. Accordingly, the Company has only a limited operating history on which to base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as e-commerce. Such risks include, but are not limited to, possible inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the risk of inability to manage growth. To address these risks, the Company must, among other things, expand its customer base, successfully implement its new business and marketing strategies, continue to develop and upgrade its Web site and transaction-processing systems, provide superior customer service, respond to competitive developments, and attract and retain qualified personnel. If the Company is not successful in addressing such risks, it will be materially adversely affected.

         SINCE INCEPTION, THE COMPANY HAS INCURRED SIGNIFICANT LOSSES, AND AS OF MARCH 31, 1999 HAD ACCUMULATED LOSSES OF $ 5.5 MILLION. For the three months ended March 31, 1999 and the year ended December 31, 1998, the Company's net loss was $ 435,188 and $ 2,762,066, respectively. The Company intends to invest heavily in marketing and promotion, technology, and development of its administrative organization. As a result, the Company believes that it will incur substantial operating losses for the foreseeable future, and that the rate at which such losses will be incurred may increase significantly from current levels. Because the Company has few sales and small product gross margins, achieving profitability given planned investment levels depends upon the

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

Company's ability to generate and sustain substantially increased revenue levels. There can be no assurance that the Company will be able to generate sufficient revenues to achieve or sustain profitability in the future.

         WORKING CAPITAL DEFICIENCY. At March 31, 1999, the Company had negative working capital of $422,803 as compared to negative working capital of $1,773,728 at December 31, 1998. The Company's success and ongoing financial viability is contingent upon the success of its new e-commerce model, the licensing of "Big Brother" and the generation of related cash flows. There is no assurance that such contingencies will be met in the future to meet the capital needs of the Company. Should there be any significant delays in the release of new products, or lack of acceptance in the marketplace for such products if released, or if the Company's working capital needs otherwise exceed its resources, the adverse consequences would be severe. The generation of the Company's current growth and the expansion of the Company's current business involve significant financial risk and require significant capital investment.

         GOING CONCERN. The Company has experienced recurring net losses and has limited liquid resources. Management's intent is to increase the Company's sales and to continue searching for additional sources of capital. In the interim, the Company will continue operating with minimal overhead and administrative functions will be provided by key employees and consultants, some of whom are compensated primarily in the form of the Company's common stock. The Company may need to utilize its common stock to fund its operations through fiscal 1999. Accordingly, the financial statements incorporated by reference herein have been presented under the assumption the Company will continue as a going concern.

         DEPENDENCE ON CONTINUED GROWTH OF ONLINE COMMERCE. The Company's long-term viability is substantially dependent upon the widespread consumer acceptance and use of the Internet as a medium of commerce. Use of the Internet as a means of effecting retail transactions is at an early stage of development, and demand and market acceptance for recently introduced services and products over the Internet is very uncertain. The Company cannot predict the extent to which consumers will be willing to shift their purchasing habits from traditional retailers to online retailers. The Internet may not become a viable commercial marketplace. In addition, the Internet's viability as a commercial marketplace could be adversely affected by delays in the development of services or due to increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and could adversely affect usage of the Internet generally and MediaX in particular. Moreover, adverse publicity and consumer concern about the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of commerce on the Internet. If the use of the Internet does not continue to grow or grows more slowly than expected, or if the infrastructure for the Internet does not effectively support growth that may occur, the Company would be materially adversely affected.

         COMPETITION. The Company is a minor participant among companies which engage in multimedia and Internet content development. Many of these companies have significantly greater capitalization and experience in this industry. The


                                                              [MEDIAX\FORM S3]-8

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

online commerce market is new, rapidly evolving and intensely competitive, and the Company expects that competition will further intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. In addition, the broader retail music industry is intensely competitive. The Company currently competes with a variety of companies, including other established online vendors and traditional retailers of entertainment, music and multimedia products. Many of these traditional retailers also support dedicated Web sites which compete directly with the Company.

         There can be no assurance that the Company will be able to compete successfully against current and future competitors. New technologies and the expansion of existing technologies may increase the competitive pressures of the Company.

         DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL. The Company's success is substantially dependent on the ability and experience of its senior management and other key personnel, particularly Nancy Poertner, President, and Rainer Poertner, Chairman of the Board. Moreover, to accommodate its anticipated growth, the Company may need to expand its employee base. Competition for personnel, particularly persons having software development and other technical expertise, is intense, and there can be no assurance that the Company will retain existing personnel or hire additional, qualified personnel. The inability of the Company to retain and attract the necessary personnel or the loss of services of any of its key personnel could have a material adverse effect on the Company.

         INCREASED RELIANCE UPON STRATEGIC ALLIANCES. The Company increasingly relies on strategic alliances and online and traditional advertising to attract users to its Web site. The Company has entered into strategic alliances with Broadcast.com, AOL, and Yahoo!. The Company's ability to generate increased revenues largely will depend on increased traffic and purchases through these alliances. There can be no assurance that the Company's strategic alliances will generate a substantial number of new customers or net sales or that the Company's infrastructure will be sufficient to handle the increased traffic that may result therefrom. Moreover, there can also be no assurance that the Company will be able to renew successful advertising programs or maintain its strategic alliances beyond their initial terms or that additional third-party alliances will be available to the Company on acceptable commercial terms or at all. The Company expects to promote its brand name through a campaign that includes online and radio advertising. The inability to maintain and further develop its advertising campaign or strategic alliances could have a material adverse effect on the Company.

         RISK OF SYSTEM FAILURE. The Company's business is dependent on the efficient and uninterrupted operation of its computer and communications hardware systems. The Company's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. Any system interruptions, including any interruptions in the Company's Internet connections or internal systems problems, that result in the unavailability of the Company's Web site or reduced transaction processing performance would reduce the attractiveness of the

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

Company's product offerings and could, therefore, materially adversely affect the Company. Substantially all of the Company's computer and communications hardware is located at a single leased facility in Santa Cruz, CA.

         SECURITY RISKS. A significant barrier to online commerce is concern regarding the security of transmission of confidential information. The Company relies on outside third parties to facilitate the secure transmission of confidential information, such as customer credit card numbers. Nevertheless, the Company's infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, such security breaches could expose the Company to a risk of loss or litigation and possible liability. Therefore, the Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. There can be no assurance that the Company's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company.

         VOLATILITY OF STOCK PRICE. The market price of the Common Stock has been, and is likely to remain, highly volatile as is frequently the case with developmental stage public companies and Internet companies in particular. Quarterly operating losses of the Company, deviations in losses of operations from estimates of securities analysts, changes in general conditions in the economy, in Internet commerce and in the music retailing industry, or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations that occur following completion of the Offering may adversely affect the market price of the Common Stock.

         GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. The Company is
subject, both directly and indirectly, to various laws and regulations relating to its business, although there are few laws or regulations directly applicable to access to the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. Such laws and regulations may cover issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The enactment of any additional laws or regulations may impede the growth of the Internet which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have an adverse effect on the Company.

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

         The applicability to the Internet of existing laws in various jurisdictions is uncertain and could expose the Company to substantial liability. The laws of certain foreign countries provide the owner of copyrighted products with the exclusive right to expose, through sound and video samples, copyrighted items for sale to the public and the right to distribute such products. Any new legislation or regulation, or the application of existing laws and regulations to the Internet could have a material adverse effect on the Company.

         The Company believes that its use of third party material on its Web sites is permitted under current provisions of copyright law. However, legal rights to certain aspects of Internet content and commerce are not clearly settled and the Company's ability to rely upon one or more exemptions or defenses under copyright law is uncertain. There can be no assurance that the Company will be able to continue to provide rights to such information. The failure to be able to offer such information could have a material adverse effect on the Company.

         In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. For example, America's Carriers Telecommunications Association has filed a petition with the FCC for this purpose. In addition, because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If either of these petitions are granted, or the relief sought therein is otherwise granted, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in use of the Internet. Any such new legislation or regulation or application or interpretation of existing laws could have a material adverse effect on the Company's business, results of operations and financial condition.

         POSSIBLE LIABILITY FOR PUBLISHING OR DISTRIBUTING CONTENT OVER THE INTERNET. Due to the fact that the Company may be considered a publisher or distributor of both its own and third party content, there is a potential that claims will be made against the Company for defamation, negligence, copyright or trademark infringement, invasion of privacy and publicity, unfair competition or other theories based on the nature and content of such material. Such claims have been brought, and sometimes successfully pressed, against online services in the past. For example, claims could be made against the Company if material deemed inappropriate for viewing by young children could be accessed through the Company Web sites. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify the Company for all liability that may be imposed. Any cost or imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company.

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

         RELIANCE ON CERTAIN VENDORS. The Company relies primarily on one provider for order fulfillment of recorded music titles and other related products. The Company has no fulfillment operation or facility of its own and, accordingly, is dependent upon maintaining its existing relationship or establishing a new fulfillment relationship with one of the few other fulfillment operations. There can be no assurance that the Company will maintain its current relationship with it's primary fulfillment vendor beyond the term of its existing agreement which expires on December 18, 2001 or that it will be able to find an alternative, comparable vendor capable of providing fulfillment services on terms satisfactory to the Company should its relationship with its current fulfillment vendor terminate. An unanticipated termination of the Company's relationship with it's current fulfillment vendor could materially adversely affect the Company's results of operations.

         YEAR 2000. The Year 2000 issue could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities which may materially adversely affect the Company. To date, the Company has experienced very few problems related to Year 2000 problems and the Company does not believe that it has material exposure to the Year 2000 issue with respect to the Company's information systems as these systems correctly defined the Year 2000.

         The Company is currently conducting an analysis to determine the extent to which the systems of third parties raise Year 2000 issues that may affect the Company. However, we cannot assure that the providers the Company uses to fill orders for direct-to-consumer products, will in fact be Year 2000 compliant on a timely basis. Generally, the Company is unable to predict the extent to which the Year 2000 issue will affect its suppliers, or the extent to which the Company would be vulnerable to its suppliers' failure to remediate any Year 2000 issues on a timely basis. The failure of a major supplier subject to the Year 2000 issue to convert its systems on a timely basis or a conversion that is incompatible with the Company's systems could have a material adverse effect on the Company, which is not currently quantifiable. In addition, most of the purchases from the Company's on-line web site are made with credit cards, and the Company's operations may be materially adversely affected to the extent the Company's customers are unable to use their credit cards due to Year 2000 issues that are not rectified by credit card providers.

         LIMITED PUBLIC MARKET. The Company's Common Stock is traded on the Nasdaq OTC Bulletin Board which tends to be comprised of small businesses of regional interest with limited trading activity. Although the Company intends to submit an application to list the Common Stock on Nasdaq's National Market System or Small Cap System as soon as it meets the listing qualifications, there can be no assurance that the Company's securities will qualify for listing on Nasdaq's National Market System or Small Cap System or on any other exchange.

         NO DIVIDENDS. The Company has never declared or paid any dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

                                                              [MEDIAX\FORM S3]-8

AVAILABLE INFORMATION

         The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Company's Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

         The Commission allows the Company to "incorporate by reference" the information the Company files with them, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that the Company files later with the Commission will automatically update and supersede this information. The Company incorporates by reference the documents listed below and any future filings the Company makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of the offerings described in this prospectus:

     (a)  Annual  Report on Form 10-KSB for the fiscal year ended  December  31,
          1998;

     (b) Quarterly Report on Form 10-QSB, for the quarterly period ended March 31, 1999;

         You may request a copy of these filings, at no cost, by writing or telephoning as follows:

                    MediaX Corporation
                    Attention: Investor Relations
                    8522 National Boulevard, Suite #110
                    Culver City, CA 90232
                    (310) 815-8002

         This prospectus is part of a registration statement on Form S-3 the Company filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. The Company has authorized no one to provide you with different information. The Company is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

FORWARD-LOOKING STATEMENTS

         Except for historical information contained herein, the matters discussed in this prospectus are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward looking statements. Such risks and uncertainties include, without limitation, the company's dependence on the

                                                              [MEDIAX\FORM S3]-8
timely development, introduction and customer acceptance of products, the impact of competition and downward pricing pressures, the ability of the company to generate revenues and raise any needed capital, the effect of changing economic conditions, and risks in technology development.

USE OF PROCEEDS

         The Selling Stockholders are offering all of the shares of Common Stock covered by this prospectus. The Company will not receive any proceeds from the sales of these shares of Common Stock.

SELLING STOCKHOLDERS

         The following table sets forth the number of shares owned by each of the Selling Stockholders. All information contained in the table below is based upon their beneficial ownership as of May 26, 1999. The Company is not able to estimate the amount of shares that will be held by the selling stockholders after the completion of this offering because those Selling Stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares other than those agreements and arrangements listed below. The following table assumes that all of the shares being registered will be sold. The Selling Stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of the shares.

Of the shares offered hereby, all are being offered by certain purchasers of the Company's Common Stock who acquired such securities in connection with a private placement.


Name and address of Selling            Number of shares             Percent of class of        Number of
Stockholder                            beneficially owned           shares beneficially        shares offered
                                       prior to the offering        owned prior to the         hereby
                                                                    offering
---------------------------            ---------------------        -------------------        --------------

Virginia Waldrip                       65,000                       1.2%                       32,500
7726 Glen Brae
Houston, TX 77061

Timothy Waldrip                        35,000                       .64%                       17,500
7881 Greenbriar Road
Madisonville, TX 77864

Greg Waldrip                           10,000                       .18%                       5,000
4912 El Dorado
N. Richland Hills, TX 76180

                                                              [MEDIAX\FORM S3]-8

PLAN OF DISTRIBUTION

         The Company is registering the common stock on behalf of the Selling Stockholders. As used in this prospectus, the term "Selling Stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the Selling Stockholder, as a pledgor, a borrower or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the Selling Stockholders, including broker-dealers or other transferees who borrow or purchase the share to settle or close out short sales of shares of common stock. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. The Company will not receive any of the proceeds of this offering.

         The Selling Stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of such securities for whom they may act as agents. The Selling Stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Common Stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Common Stock may be effected by means of one or more of the following transactions (which may involve block transactions):

            -  in the over-the-counter market or
            -  in  transactions otherwise than on such exchanges or services

         In connection with sales of the common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker/dealers, who in turn may engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker/dealers who in turn may sell such securities.

         At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, and commissions or concessions allowed or re-allowed or paid to broker/dealers.

                                                              [MEDIAX\FORM S3]-8

         To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

         The Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of sales of the common stock by the Selling Stockholders. The foregoing may affect the marketability of such securities.

EXPERTS

         Davis & Co., CPA's, P.C., independent auditors, have audited the Company's financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The Company's financial statements are incorporated by reference in reliance on Davis & Co., CPA's, P.C.'s report, given on their authority as experts in accounting and auditing.

         Richard O. Weed has expressed an opinion concerning the validity of the securities being registered. Mr. Weed holds an option to purchase up to 55,000 shares of Common Stock at an exercise price of $2.80 per share.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                              [MEDIAX\FORM S3]-8

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION WITH RESPECT TO THOSE SECURITIES TO WHICH IT RELATES TO ANY PERSONS IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN AT ITS DATE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

Table of Contents

The Company ...............................................................4
Risk Factors...............................................................6
Available Information......................................................11
Use of Proceeds............................................................13
Selling Stockholders.......................................................13
Plan of Distribution.......................................................14
Experts....................................................................15

                               MediaX CORPORATION

                          55,000 Shares of Common Stock

                                   PROSPECTUS

                                  May 27, 1999

                                                              [MEDIAX\FORM S3]-8

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth the expenses in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts and commissions. We shall bear all such expenses. All amounts set forth below are estimates, other than the SEC registration fee.

SEC Registration Fee               $          81.19
Accounting Fees and Expenses       $      15,000.00
Miscellaneous                      $      10,000.00
TOTAL                              $      25,081.19

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of registrant is insured or indemnified in any manner against any liability which they may incur in their capacity as such is Sections 78.7502 and 78.751, the text of which is set forth below.

         Section  78.7502.   Discretionary  and  mandatory   indemnification  of
officers, directors, employees and agents: General provisions

         1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                                                              [MEDIAX\FORM S3]-8

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         Section    78.751.    Authorization    required    for    discretionary
indemnification; advancement of expenses; limitation on indemnification and advancement of expenses

     1. Any discretionary indemnification under NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (a) By the stockholders;

          (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

          (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

          (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in


                                                              [MEDIAX\FORM S3]-8
defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

         (a) Do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continue for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

EXHIBITS

#         DESCRIPTION
----      ---------------------------------------------------------------------
5.1       Opinion of Richard O. Weed              Filed electronically herewith
23.1      Consent of Davis & Co., CPA's, P.C.     Filed electronically herewith
24.1      Consent of Richard O. Weed              Filed electronically herewith

UNDERTAKINGS

1.  The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                                                              [MEDIAX\FORM S3]-8

               (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 5(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

          2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                                              [MEDIAX\FORM S3]-8

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this registrations statement to be signed on its behalf by the undersigned, thereon duly authorized in the City of Culver City, California on May 27, 1999.

                                        MediaX CORPORATION
                                        a Nevada corporation

                                        By:  /s/  Nancy Poertner
                                             ----------------------------------
                                                  Nancy Poertner,
                                                  Director and President

          Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 27, 1999.

Signature                     Title                    Date

/s/  Nancy Poertner           President, Secretary,    May 27, 1999
------------------------      and Director
     Nancy Poertner

/s/  Rainer Poertner          Director                 May 27, 1999
------------------------
     Rainer Poertner

/s/  Matthew MacLaurin        Executive V.P.           May 27, 1999
------------------------      and Director
     Matthew MacLaurin

/s/  Jackie Cabellon          Controller (Principal    May 27, 1999
------------------------      Accounting Officer)
     Jackie Cabellon

                                                              [MEDIAX\FORM S3]-8

                                   EXHIBIT 5.1

                                  ARCHER & WEED
                         4695 MacArthur Court, Suite 530
                             Newport Beach, CA 92660
                            Telephone (949) 475-9086
                            Facsimile (949) 475-9087

                                  May 27, 1999

MediaX Corporation
8522 National Boulevard
Culver City, CA 90232


         I have acted as counsel to MediaX Corporation (the "Company") and certain Selling Stockholders (the "Selling Stockholders") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 55,000 shares (the "Shares") of the Company's common stock, par value $.0001 per share (the "Common Stock"), to be sold by the Selling Stockholders upon the terms and subject to the conditions set forth in the Company's registration statement on Form S-3 (the "Registration Statement").

         In connection therewith, I have examined copies of the Company's Certificate of Incorporation, Bylaws, the corporate proceedings with respect to the offering of shares, and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions contacted herein. In such examination, I have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the correctness of all statements of fact contained in such documents.

         Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares to be sold by the Selling Stockholders by means of the Registration Statement, when sold in accordance with the terms and conditions set forth in the Registration Statement, will be duly and validly issued, fully paid and nonassessable.

         This opinion is for the benefit of the Company and this opinion may not be relied upon in any manner whatsoever by any other person or entity.

/s/  Richard O. Weed
------------------------
     Richard O. Weed

                                                              [MEDIAX\FORM S3]-8

                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 and related Prospectus of MediaX Corporation for the registration of 55,000 shares of its common stock and to the incorporation by reference therein of our report dated March 26, 1999, with respect to the financial statements of MediaX Corporation included in its Annual Report Form 10-KSB for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                        /s/  Davis & Co., CPA's, P.C.
                                        --------------------------------------
                                             Davis & Co., CPA's, P.C.

Englewood, Colorado
May 27, 1999

                                                              [MEDIAX\FORM S3]-8

                                 EXHIBIT 24.1

                                  ARCHER & WEED
                         4695 MacArthur Court, Suite 530
                             Newport Beach, CA 92660
                            Telephone (949) 475-9086
                            Facsimile (949) 475-9087


                                  May 27, 1999



MediaX Corporation
8522 National Boulevard
Culver City, CA 90232

         I hereby consent to the use of my opinion, dated May 27, 1999, in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 55,000 shares (the "Shares") of the Company's common stock, par value $.0001 per share (the "Common Stock"), to be sold by the Selling Stockholders upon the terms and subject to the conditions set forth in the Company's registration statement on Form S-3, (the "Registration Statement"), as an exhibit to the Registration Statement and to the use of my name under the caption "Experts" in the Prospectus included as part of the Registration Statement.

Very truly yours,

/s/  Richard O. Weed
------------------------
     Richard O. Weed

                                                              [MEDIAX\FORM S3]-8

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